UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*



                           General Motors Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)



                         Common Stock, $1-2/3 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    370442105
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                December 20, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

| |     Rule 13d-1(b)
|X|     Rule 13d-1(c)
| |     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

-------------------------------        -------------------------------------
|CUSIP NO. 370442105          |        |                  Page 2 of 9 Pages |
-------------------------------        -------------------------------------

--------------------------------------------------------------------------------
1     | NAME OF REPORTING PERSONS
      | I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
      |
      |
      | FIAT S.p.A.
--------------------------------------------------------------------------------
2     | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
      |                                                                 (a) | |
      | Not applicable.                                                 (b) | |
      |
--------------------------------------------------------------------------------
3     | SEC USE ONLY
      |
      |
--------------------------------------------------------------------------------
4     | CITIZENSHIP OR PLACE OF ORGANIZATION
      |
      |
      | Italy
--------------------------------------------------------------------------------
                         | 5     | SOLE VOTING POWER
                         |       |
                         |       | Not applicable.
      NUMBER OF          |------------------------------------------------------
       SHARES            | 6     | SHARED VOTING POWER
    BENEFICIALLY         |       |
      OWNED BY           |       | 0
        EACH             |------------------------------------------------------
      REPORTING          | 7     | SOLE DISPOSITIVE POWER
       PERSON            |       |
        WITH             |       | Not applicable.
                         |------------------------------------------------------
                         | 8     | SHARED DISPOSITIVE POWER
                         |       |
                         |       | 0
--------------------------------------------------------------------------------
9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      |
      |
      | 0
--------------------------------------------------------------------------------
10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARE
      | (See instructions)
      |                                                                     | |
      |
--------------------------------------------------------------------------------
11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      |
      |
      | 0%
--------------------------------------------------------------------------------
12    | TYPE OF REPORTING PERSON*
      |
      |
      | CO
--------------------------------------------------------------------------------


                               Page 2 of 9 Pages

                                  SCHEDULE 13G

-------------------------------        -------------------------------------
|CUSIP NO. 370442105          |        |                  Page 3 of 6 Pages |
-------------------------------        -------------------------------------

--------------------------------------------------------------------------------
1     | NAME OF REPORTING PERSONS
      | I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
      |
      |
      | FIAT AUTO PARTECIPAZIONI S.p.A.
--------------------------------------------------------------------------------
2     | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
      |                                                                 (a) | |
      | Not applicable.                                                 (b) | |
      |
--------------------------------------------------------------------------------
3     | SEC USE ONLY
      |
      |
--------------------------------------------------------------------------------
4     | CITIZENSHIP OR PLACE OF ORGANIZATION
      |
      |
      | Italy
--------------------------------------------------------------------------------
                         | 5     | SOLE VOTING POWER
                         |       |
                         |       | Not applicable.
      NUMBER OF          |------------------------------------------------------
       SHARES            | 6     | SHARED VOTING POWER
    BENEFICIALLY         |       |
      OWNED BY           |       | 0
        EACH             |------------------------------------------------------
      REPORTING          | 7     | SOLE DISPOSITIVE POWER
       PERSON            |       |
        WITH             |       | Not applicable.
                         |------------------------------------------------------
                         | 8     | SHARED DISPOSITIVE POWER
                         |       |
                         |       | 0
--------------------------------------------------------------------------------
9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      |
      |
      | 0
--------------------------------------------------------------------------------
10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARE
      | (See instructions)
      |                                                                     | |
      |
--------------------------------------------------------------------------------
11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      |
      |
      | 0%
--------------------------------------------------------------------------------
12    | TYPE OF REPORTING PERSON*
      |
      |
      | CO
--------------------------------------------------------------------------------


                               Page 3 of 9 Pages

                                  SCHEDULE 13G

Item 1 (a)      Name of Issuer:

                General Motors Corporation

Item 1 (b)      Address of Issuer's Principal Executive Offices:

                300 Renaissance Center, Jefferson Avenue, Detroit, MI 48265-3000

Item 2 (a)      Name of Person Filing:

                (1) Fiat S.p.A.

                (2) Fiat Auto Partecipazioni S.p.A.

Item 2 (b)      Address of Principal Business Office:

                The address of the principal business office of each person filing is:

                (1)  Fiat S.p.A.: Via Nizza 250, 10126 Turin, Italy

                (2) Fiat Auto Partecipazioni S.p.A.: Corso Agnelli 200, 10135 Turin, Italy

Item 2 (c)      Citizenship:

                Each person filing is a corporation organized under the laws of Italy.

Item 2 (d)      Title of Class of Securities:

                Common Stock, par value $1-2/3 per share.

Item 2 (e)      CUSIP Number:

                370442105

Item 3 If this statement is filed pursuant toss.ss.240.13d-1(b), or 40.13d-2(b) or (c), check whether the person filing is a:

                (a) | | Broker or dealer registered under section 15 of the Act;

                (b) | | Bank as defined in section 3(a)(6) of the Act;

                (c) | | Insurance company as defined in section
                3(a)(19) of the Act;

                (d) | | Investment company registered under section 8 of the Investment Company Act of 1940;

                (e) | | An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

                (f) | | An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

                               Page 4 of 9 Pages

                (g) | | A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

                (h) | | A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

                (i) | | A church plan that is excluded from the definition of an investment company under section
                3(c)(14) of the Investment Company Act of 1940;

                (j) | | Group, in accordance with
                ss.240.13d-1(b)(1)(ii)(J).

Item 4          Ownership:

                (a) Amount Beneficially Owned:0

                (b) Percent of Class: 0%

                (c) Number of Shares as to which such person has:

                    (i)     Sole power to vote or to direct the
                            vote:  Not applicable.

                    (ii)    Shared power to vote or to direct the
                            vote: 0

                    (iii) Sole power to dispose or to direct the disposition of: Not applicable.

                    (iv) Shared power to dispose or to direct the disposition of: 0


Item 5          Ownership of Five Percent or Less of a Class:

                If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.

Item 6          Ownership of More than Five Percent on Behalf of Another Person:

                Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person:

                Not applicable.

Item 8          Identification and Classification of Members of the Group:

                Not applicable.


                               Page 5 of 9 Pages

Item 9          Notice of Dissolution of Group:

                Not applicable.

Item 10         Certification:

                Not applicable.


                               Page 6 of 9 Pages

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                     FIAT S.p.A.

                                                 February 10, 2003
                                     -------------------------------------------
                                                     (Date)


                                               / s /  Ferruccio Luppi
                                     -------------------------------------------
                                                   (Signature)


                                      Ferruccio Luppi, Chief Financial Officer
                                     -------------------------------------------
                                                   (Name/Title)


                               Page 7 of 9 Pages

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                       FIAT AUTO PARTECIPAZIONI S.p.A

                                                February 10, 2003
                                  ----------------------------------------------
                                                     (Date)


                                                / s / Mauro Busi
                                  ----------------------------------------------
                                                   (Signature)


                                  Mauro Busi, Chairman of the Board of Directors
                                  ----------------------------------------------
                                                   (Name/Title)


                               Page 8 of 9 Pages

                            AGREEMENT OF JOINT FILING


          Pursuant to Rule 13d-1(k)(1)(iii) of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, each of the undersigned agrees that the statement on Amendment No. 1 to the Schedule 13G filed herewith shall be filed on behalf of each of the undersigned.



                                     FIAT S.p.A

                                     By:   / s /  Ferruccio Luppi
                                          --------------------------------------

                                     Name:  Ferruccio Luppi
                                     Title:  Chief Financial Officer
                                     Date:  February 10, 2003



                                     FIAT AUTO PARTECIPAZIONI S.p.A

                                     By:   / s /  Mauro Busi
                                          --------------------------------------

                                     Name:  Mauro Busi
                                     Title:  Chairman of the Board of Directors
                                     Date:  February 10, 2003


                               Page 9 of 9 Pages